Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS
IRVINE, Calif., October 25, 2016 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended September 30, 2016.
Third Quarter Highlights:
•Sales grew 20.1% to $739.4 million; underlying1 sales were up 18.4%
•Global Transcatheter Heart Valve Therapy (THVT) sales grew 38.5%
•U.S. THVT sales were up 55.9% to $259.5 million
•GAAP EPS was $0.65, an increase of 20.4%; adjusted2 EPS grew 25.9% to $0.68
•Reiterated 2016 global sales guidance and increased earnings guidance*
“We are pleased to report strong third quarter underlying sales growth of 18 percent, which was consistent with our increased expectations,” said Michael A. Mussallem, chairman and CEO. “2016 has been a remarkable year for our company. This performance reflects continued strong global adoption of our Edwards SAPIEN 3 valve platform, which remains on track to generate over $300 million more in sales than we originally expected for the year. And importantly, we are aggressively investing to bring break-through therapies to an even broader group of patients around the world.”
Third Quarter 2016 Results
Sales for the quarter ended September 30, 2016 were $739.4 million, up 20.1 percent.  U.S. and international segment sales for the third quarter were $417.1 million and $322.3 million, respectively. On an underlying basis, sales grew 18.4 percent over the third quarter last year. Net income for the quarter ended September 30, 2016 was $141.4 million, or $0.65 per diluted share.

[*]
Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified on the Non-GAAP Financial Information page due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

For the third quarter, the company reported Transcatheter Heart Valve Therapy sales of $410.1 million, a 38.5 percent growth rate over the third quarter last year, or 37.3 percent on an underlying basis. Growth was led by continued strong therapy adoption across all geographies, with notable strength in the U.S. and Japan.
In the U.S., THVT sales for the quarter were $259.5 million, a 55.9 percent growth rate over the third quarter last year, or 54.8 percent on an underlying basis. “Overall growth was consistent with our expectations, with robust performance driven by continued strong procedure growth within both large and small TAVR programs,” said Mussallem.
Surgical Heart Valve Therapy product group sales for the quarter were $190.9 million. Reported sales increased 1.6 percent compared to the third quarter last year, or flat on an underlying basis. Globally, mitral valve sales grew slightly, while aortic valve sales declined modestly, compared to last year’s results.
Critical Care product group sales were $138.4 million for the quarter, representing an increase of 5.2 percent versus last year, or 2.5 percent on an underlying basis. Overall results were driven primarily by double-digit growth of our Enhanced Surgical Recovery Program across most regions.
For the quarter, the company’s gross profit margin was 72.8 percent, compared to 76.2 percent in the same period last year. This decrease, which was expected, was driven predominately by foreign exchange.
Selling, general and administrative expenses increased to $229.6 million for the quarter, or 31.1 percent of sales. This increase was driven by sales and personnel related expenses, primarily in transcatheter heart valves.
Research and development investments for the quarter increased to $113.1 million, compared to $101.0 million in the prior year period.  This increase was primarily the result of continued investments in our aortic and mitral transcatheter valve programs. The company increased investments with the benefit of this year's Medical Device Excise Tax suspension.
Cash flow from operating activities for the quarter was $205.9 million. After capital spending of $48.1 million, free cash flow was $157.8 million.
Cash, cash equivalents and short-term investments totaled $1.2 billion at September 30, 2016.  Total debt was $600.6 million.

Nine-Month Results
For the nine months ended September 30, 2016, the company recorded net income of $411.0 million, or $1.89 per diluted share, compared to $354.2 million, or $1.61 per diluted share, for the same period in 2015. Net income increased for the nine months by 16.0 percent, or 26.3 percent, on an adjusted basis. And, diluted earnings per share increased 17.4 percent over last year, or increased 27.4 percent, on an adjusted basis.
Net sales for the first nine months of 2016 grew 20.5 percent to $2.2 billion. On an underlying basis, sales grew 19.7 percent.
U.S. and international segment sales for the first nine months of 2016 were $1.2 billion and $1.0 billion, respectively.
During the first nine months of 2016, the company repurchased 4.6 million shares of common stock for $415.9 million.
Outlook
For the full year 2016, the company continues to expect sales to be at the high end of its previous $2.7 to $3.0 billion range based on its strong year-to-date results, and the momentum of transcatheter valve therapy adoption globally. Due to strong performance in the third quarter, the company now expects adjusted earnings per share to be between $2.82 and $2.92.
For the fourth quarter of 2016, at current foreign exchange rates, the company projects sales to be between $750 and $790 million, and adjusted earnings per share to be between $0.67 and $0.77.
“We are very pleased with our strong year-to-date performance,” said Mussallem. “As patients and clinicians increasingly prefer TAVR, we remain as optimistic as ever about the long-term growth opportunity represented by transcatheter valve therapies. As a company, we remain committed to aggressively investing in structural heart disease and critical care technologies. We are confident these investments will result in the treatment of a broader group of patients with our innovative therapies, as well as continued strong organic growth.”
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its third quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13646430.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, financial guidance, and information in the Outlook section. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the effectiveness and timing of new product launches, competitive dynamics and rate of therapy adoption, particularly for THVT; the timing and scope of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates and related hedge contracts; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation results or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo and Enhanced Surgical Recovery Program are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1]
“Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations, and sales return reserves associated with THVT product upgrades. See the Non-GAAP Financial Information page and reconciliation tables below.

[2]
Adjusted income and earnings per share are non-GAAP items and exclude amortization of intellectual property, gains and losses from significant investments, impairments, litigation, and business development transactions.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$739.4	$615.5	$2,196.0	$1,822.6
Cost of sales	201.4	146.7	584.2	441.3

Gross profit	538.0	468.8	1,611.8	1,381.3

Selling, general, and administrative expenses	229.6	212.0	671.1	628.4
Research and development expenses	113.1	101.0	328.4	284.9
Intellectual property litigation expenses	6.5	2.4	27.8	3.7
Special charges	—	—	34.5	—
Interest expense, net	2.1	2.5	6.9	6.7
Other expenses, net	1.5	0.2	5.6	2.2

Income before provision for income taxes	185.2	150.7	537.5	455.4

Provision for income taxes	43.8	32.6	126.5	101.2

Net income	$141.4	$118.1	$411.0	$354.2

Earnings per share: (A)
Basic	$0.66	$0.55	$1.93	$1.65
Diluted	$0.65	$0.54	$1.89	$1.61

Weighted-average common shares outstanding:(A)
Basic	213.2	215.2	212.8	215.3
Diluted	218.1	219.9	217.7	220.1

Operating Statistics
As a percentage of net sales:
Gross profit	72.8%	76.2%	73.4%	75.8%
Selling, general, and administrative expenses	31.1%	34.4%	30.6%	34.5%
Research and development expenses	15.3%	16.4%	15.0%	15.6%
Income before provision for income taxes	25.0%	24.5%	24.5%	25.0%
Net income	19.1%	19.2%	18.7%	19.4%

Effective tax rate	23.7%	21.6%	23.5%	22.2%

Note: Numbers may not calculate due to rounding.

(A) All share and per share amounts for the prior year were adjusted for the December 11, 2015 two-for-one stock split.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	September 30, 2016	December 31, 2015
ASSETS

Current assets
Cash and cash equivalents	$645.0	$718.4
Short-term investments	555.3	506.3
Accounts and other receivables, net	454.2	371.8
Inventories, net	401.0	339.9
Prepaid expenses	49.8	45.1
Other current assets	66.1	66.4
Total current assets	2,171.4	2,047.9

Long-term accounts receivable, net	5.3	3.6
Long-term investments	467.5	379.9
Property, plant, and equipment, net	543.7	482.5
Goodwill	630.0	628.3
Other intangible assets, net	207.0	205.4
Deferred income taxes	189.3	180.5
Other assets	124.8	131.2

Total assets	$4,339.0	$4,059.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$532.8	$476.2

Long-term debt	600.6	599.9
Other long-term liabilities	513.8	480.1

Stockholders’ equity
Common stock	242.0	239.1
Additional paid-in capital	1,091.1	946.8
Retained earnings	3,747.8	3,336.8
Accumulated other comprehensive loss	(171.2)	(182.6)
Treasury stock, at cost	(2,217.9)	(1,837.0)
Total stockholders’ equity	2,691.8	2,503.1

Total liabilities and stockholders’ equity	$4,339.0	$4,059.3

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, adjustments for discontinued and acquired products, and sales return reserves associated with transcatheter heart valve therapy ("THVT") product upgrades; and “adjusted” to also exclude amortization of intellectual property, gains and losses from significant investments, impairments, litigation, and business development transactions. Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified below due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives. Management makes adjustments to the GAAP measures for items (both charges and gains) that do not reflect the core operational activities of the Company or are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations).

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which cash can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THVT Sales Return Reserve and Related Costs - In the first quarter of 2016, the Company recorded a $1.7 million reversal of the sales return reserve ($1.5 million, net of related costs) upon delivery of the next-generation THVT products in the United States.   In addition, in the first quarter of 2016, the Company recorded inventory reserves of $1.6 million related to estimated excess THVT inventory expected upon introduction of next-generation THVT products in Japan. In the second quarter of 2015, the Company recorded a net sales return reserve and related costs, primarily related to inventory reserves, of $15.9 million related to estimated THVT product returns expected upon introduction of next-generation THVT products. The Company recorded a net $2.4 million reversal of these reserves in the third quarter of 2015 upon delivery of next-generation THVT products.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $12.2 million and $0.3 million in the first quarter of 2016 and 2015, respectively, $9.1 million and $1.0 million in the second quarter of 2016 and 2015, respectively, and $6.5 million and $2.4 million in the third quarter of 2016 and 2015, respectively.

Amortization of Intellectual Property - The Company recorded amortization expense of $1.7 million and $1.8 million in the first quarter of 2016 and 2015, respectively, $1.9 million and $1.7 million in the second quarter of 2016 and 2015, respectively, and $2.0 million and $1.8 million in the third quarter of 2016 and 2015, respectively, related to intellectual property.

Purchased In-process Research and Development ("IPR&D") - The Company recorded a $34.5 million charge in the second quarter of 2016 related to the acquisition of technology for use in its transcatheter heart valve programs.

Provision for Income Taxes - The income tax impact of the expenses discussed above is based upon forecasted items affecting the Company's 2016 full year effective tax rate. Adjustments to forecasted items unrelated to these expenses, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

Foreign Exchange - Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share data)

RECONCILIATION OF GAAP TO ADJUSTED NET INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP Net Income	$141.4	$118.1	$411.0	$354.2
Growth Rate %	19.7%		16.0%

Non-GAAP adjustments: (A)
THVT sales return reserve and related costs	—	(2.4)	0.1	13.5
Intellectual property litigation expenses	6.5	2.4	27.8	3.7
Amortization of intellectual property	2.0	1.8	5.6	5.3
Purchased IPR&D	—	—	34.5	—

Provision for income taxes
Tax effect on reconciling items (B)	(3.4)	(1.2)	(14.3)	(7.3)
On-going tax impact of second quarter 2016 purchased IPR&D	1.7	—	1.7	—
Adjusted Net Income	$148.2	$118.7	$466.4	$369.4
Growth Rate %	24.9%		26.3%

RECONCILIATION OF GAAP TO ADJUSTED DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share (C)	$0.65	$0.54	$1.89	$1.61
Growth Rate %	20.4%		17.4%

Non-GAAP adjustments: (A), (D)
THVT sales return reserve and related costs	—	(0.01)	—	0.04
Intellectual property litigation expenses	0.02	0.01	0.09	0.01
Amortization of intellectual property	—	—	0.02	0.02
Purchased IPR&D	—	—	0.13	—

Provision for income taxes
On-going tax impact of second quarter 2016 purchased IPR&D	0.01	—	0.01	—
Adjusted Diluted Earnings Per Share	$0.68	$0.54	$2.14	$1.68
Growth Rate %	25.9%		27.4%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)	All per share amounts for the prior year were adjusted for the December 11, 2015 two-for-one stock split.

(D)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

THVT UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended September 30,
	2016	2015
THVT United States GAAP Sales	$259.5	$166.4
Adjustment for THVT sales return reserve	—	1.2
THVT United States Underlying Sales	$259.5	$167.6
Underlying Growth Rate %	54.8%

THVT OUTSIDE THE UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended September 30,
(in millions)	2016	2015
GAAP THV Outside the United States Sales	$150.6	$129.7
Foreign exchange impact	—	1.3
THV Outside the United States Underlying Sales	$150.6	$131.0
Underlying Growth Rate %	15.0%

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2016 Adjusted		2015 Adjusted
Sales by Product Group (QTD)	3Q 2016	3Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	3Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	3Q 2015 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$410.1	$296.1	$114.0	38.5%	$—	$410.1	$1.2	$1.3	$298.6	37.3%
Surgical Heart Valve Therapy	190.9	187.9	3.0	1.6%	—	190.9	—	2.9	190.8	0.1%
Critical Care	138.4	131.5	6.9	5.2%	—	138.4	—	3.5	135.0	2.5%
Total	$739.4	$615.5	$123.9	20.1%	$—	$739.4	$1.2	$7.7	$624.4	18.4%

					2016 Adjusted		2015 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2016	YTD 3Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 3Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	YTD 3Q 2015 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$1,196.5	$846.0	$350.5	41.4%	$(1.7)	$1,194.8	$6.2	$(0.5)	$851.7	40.3%
Surgical Heart Valve Therapy	585.5	588.8	(3.3)	(0.6)%	—	585.5	—	1.6	590.4	(0.8)%
Critical Care	414.0	387.8	26.2	6.8%	—	414.0	—	2.8	390.6	6.0%
Total	$2,196.0	$1,822.6	$373.4	20.5%	$(1.7)	$2,194.3	$6.2	$3.9	$1,832.7	19.7%

					2016 Adjusted		2015 Adjusted
Sales by Region (QTD)	3Q 2016	3Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	3Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	3Q 2015 Underlying Sales	Underlying Growth Rate *
United States	$417.1	$323.1	$94.0	29.1%	$—	$417.1	$1.2	$—	$324.3	28.6%
Europe	172.3	166.4	5.9	3.5%	—	172.3	—	(3.3)	163.1	5.6%
Japan	79.8	60.3	19.5	32.5%	—	79.8	—	11.5	71.8	11.1%
Rest of World	70.2	65.7	4.5	6.9%	—	70.2	—	(0.5)	65.2	7.7%
International	322.3	292.4	29.9	10.2%	—	322.3	—	7.7	300.1	7.4%
Total	$739.4	$615.5	$123.9	20.1%	$—	$739.4	$1.2	$7.7	$624.4	18.4%

					2016 Adjusted		2015 Adjusted
Sales by Region (YTD)	YTD 3Q 2016	YTD 3Q 2015	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 3Q 2016 Underlying Sales	Sales Return Reserve	FX Impact	YTD 3Q 2015 Underlying Sales	Underlying Growth Rate *
United States	$1,194.2	$909.3	$284.9	31.3%	$(1.7)	$1,192.5	$6.2	$—	$915.5	30.3%
Europe	564.4	533.6	30.8	5.8%	—	564.4	—	(7.8)	525.8	7.3%
Japan	226.3	180.7	45.6	25.3%	—	226.3	—	20.8	201.5	12.3%
Rest of World	211.1	199.0	12.1	6.1%	—	211.1	—	(9.1)	189.9	11.2%
International	1,001.8	913.3	88.5	9.7%	—	1,001.8	—	3.9	917.2	9.2%
Total	$2,196.0	$1,822.6	$373.4	20.5%	$(1.7)	$2,194.3	$6.2	$3.9	$1,832.7	19.7%

* Numbers may not calculate due to rounding.